GRAINGER ADDS NEW MEMBER TO BOARD OF DIRECTORS

CHICAGO, July 29, 2014 - Grainger’s Board of Directors has appointed Rodney C. Adkins to the board, bringing the total number of members to 11. The appointment was effective July 29, 2014.

Mr. Adkins, 55, has held multiple leadership positions in a 30-year career at International Business Machines Corporation, including senior vice president of Corporate Strategy and senior vice president of the Systems and Technology Group. He has deep experience at IBM leading global teams in a number of development and management roles.

Mr. Adkins is a member of the National Academy of Engineering, Executive Leadership Council and the National Society of Black Engineers, which in 2001 awarded him the Golden Torch Award for Lifetime Achievement in Industry. He serves on the board of directors for United Parcel Service, the national board of the Smithsonian Institution and the board of directors for the National Action Council for Minorities in Engineering. Mr. Adkins also serves on the Georgia Tech Foundation, Rollins College Board of Trustees, University of Maryland Baltimore County Board of Visitors and the University of Miami College of Engineering Visiting Committee.

Mr. Adkins graduated from Rollins College with a Bachelor of Arts degree with an emphasis in physics. He also holds Bachelor of Science and Master of Science degrees in electrical engineering from the Georgia Institute of Technology, and honorary doctorate degrees from the Georgia Institute of Technology and the University of Maryland Baltimore County.

W.W. Grainger, Inc., with 2013 sales of $9.4 billion, is North America’s leading broad line supplier of maintenance, repair and operating products, with operations in Asia, Europe and Latin America.

Contacts:

Media:	Investors:
Joseph Micucci	Laura Brown
Director, Media Relations	SVP, Communications & Investor Relations
O: 847-535-0879	O: 847-535-0409
M: 847-830-5328	M: 847-804-1383

Grainger Media Relations Hotline	William Chapman
847-535-5678	Sr. Director, Investor Relations
O: 847-535-0881
M: 847-456-8647

Casey Darby
Sr. Manager, Investor Relations
O: 847-535-0099
M: 847-964-3281

# # #